Exhibit 15.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the registration statements on Form F-3 (No. 333-194547), Form F-10/A (No. 333-208789) and Form S-8 (No. 333-210561) of Aeterna Zentaris Inc. of our report dated March 15, 2017 relating to the consolidated financial statements, which appears in this Form 20-F.

Quebec, Quebec, Canada
March 15, 2017

1 CPA auditor, CA, public accountancy permit No. A121191